EXHIBIT 10.2

EMPLOYMENT AGREEMENT

          THIS AGREEMENT dated September 18, 2006 is entered into by Newpark Resources, Inc.  (the “ Company ”), a Delaware corporation, and Mark Airola (the “ Executive ”) and is intended to incorporate and accurately reflect all prior negotiations, discussions, or agreements between the parties.

          WHEREAS, the Company desires to employ a General Counsel and Chief Administrative Officer to enhance shareholder value and grow the Company’s business to its maximum potential, and as Executive has represented himself as qualified to achieve these objectives, and as the parties mutually desire and agree to enter into an employment relationship by means of this Employment Agreement.

          NOW, THEREFORE in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed by and between the parties as follows:

1. Employment of Executive

          1.1 Employment Term.   The Company hereby offers to employ Executive, and Executive hereby accepts employment by the Company, as its General Counsel and Chief Administrative Officer on the terms and conditions set forth in this Agreement. The period during which Executive is employed hereunder shall be referred to as the “Employment Term.” The Executive’s Employment Term under this Agreement shall commence on October 2, 2006 (“Employment Date”), and shall continue for a period of three (3) years (“Initial Term”)subject to the provisions of Section 2 “Termination of Employment”, and shall automatically be renewed for successive one (1) year periods thereafter unless Executive’s employment is terminated by either party giving written notice to the other party at least sixty (60) days in advance of the expiration of the initial or any successive Employment Term.  Termination by sixty (60) days written notice pursuant to this Section 1.1(a) shall be treated as a termination by Executive under Section 2.2 if given by Executive or as a termination without Cause under Section 2.3 if given by the Company.  The period during which Executive is employed hereunder shall be referred to as the “Employment Term.”

          1.2 Compensation and Benefits.

          (a)          Base Salary.   During the Employment Term, the Company will pay Executive a base monthly salary at an annualized rate of at least Two Hundred and Sixty Five Thousand Dollars ($265,000) per year (“Base Salary”).  The Company will review annually Executive’s Base Salary and, at its reasonable discretion, may increase such Base Salary as it deems appropriate, provided Executive’s Base Salary for any subsequent twelve month year shall not be less than the preceding twelve month year except with Executive’s prior written agreement.  Adjustments in Base Salary shall be automatically incorporated herein by reference and be contractual obligations of Company.  Such Base Salary shall be paid in accordance with the Company’s standard payroll practice for its senior staff.

          (b)          Signing bonus.  Executive will receive a signing bonus of $100,000 to be paid no later than thirty days after Employment Date.  In the event that Executive voluntarily terminates this Agreement or is terminated for cause Executive will repay this signing bonus on a pro-rata basis based on the number of completed months of the first  twelve months of this Agreement.  For example, if Executive voluntarily terminates this Agreement after having completed 6 months of employment Executive will be responsible for repaying 6/12 of the bonus, i.e. $50,000.

          (c)          Incentive Compensation.   In addition to the Base Salary, during the Employment Period Executive shall be eligible for participation in the 2003 Executive Incentive Plan (“EICP”) and the 2003 Long Term Incentive Plan (“LTIP”), subject to any amendments made at Board’s discretion as provided herein, in each of the years ending December 31, 2006, 2007, and 2008.  Performance measures and goals will be set by the Compensation Committee of the Board.  The Target Award under the EICP is equal to fifty (50%) percent of Base Salary with a maximum limitation of one hundred percent (100%) of Executive’s actual Base Salary paid for that calendar year.  Any payout for 2006 performance shall be based on the Company performance prorated for the eligible period.  Payout under the EICP for a particular year will be made in cash by March 31 of the next year, e.g. payout for 2006 will occur prior to March 31, 2007.  Executive will be eligible to participate in the 2006-2008 LTIP on a pro-rata basis.   Actual awards, in accordance with the Board approved plan and any amendments, are at the discretion of the Compensation Committee, provided the Company represents and warrants to the Executive that the terms of the EICP and LTIP will not be amended, modified, changed, or interpreted or applied to make them less generous than they are on October 2, 2006, without prior written notice.

           (d)          Stock Options and Share Awards.   In addition, Executive shall receive such number of stock options and performance restricted share awards as are granted by the Compensation Committee in  accordance with the Board approved plans (all such plans being referred to as the “ Plans ”).  Executive will be eligible to participate in the June 2007 option grant.  Vesting shall be as provided in these existing plans, and subject to any amendments.    When used in this Agreement “stock” and “shares” mean the Company’s publicly traded common stock, $.01 par value.  Further, throughout this Agreement, the words “stock options, awards, and grants” are used separately or in various combinations to describe awards of shares or the right to acquire shares of Company stock under various benefit plans or this Agreement, or both.

           (e)          Employment Inducement Awards.   As an incentive to accepting employment with Company and entering into this Agreement, Executive will be awarded upon Date of  Employment  one hundred thousand (100,000) restricted stock, which restrictions will be removed  (subject to no other conditions precedent) ratably over three (3) years with the first year being the anniversary of Date of Employment.

           (f)          Benefit Plans and Vacation.   Subject to the terms of such Plans, throughout his employment under this Agreement, Executive shall be entitled to participate in any and all employee benefits plans or programs of the Company to the extent that he is otherwise eligible to participate under the terms of those plans, including participation in any welfare benefit programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance programs), and fringe benefits and perquisites available generally to Officers of the Company , including the provision of a company car or car allowance.. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, or perquisite, so long as such changes are similarly applicable to other Officers of the Company.  In addition, Executive will be eligible for up to a maximum of $30,000 as reimbursement fifty (50) percent of the cost of an initiation fee for a country club membership.

          During the Employment Term, Executive shall be entitled to 5 days paid vacation in 2006 and four (4) weeks paid vacation each calendar year beginning in 2007 in accordance with the Company’s policies in effect from time to time, provided the four (4) of weeks of vacation provided in this paragraph shall not be reduced under such policies.

           (g)          Expense Reimbursement.   The Company will reimburse Executive in full for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Executive in the performance of the duties hereunder in accordance with the Company’s customary practices applicable to its senior staff.

           (h)          Location.    Executive will be located at the Company’s headquarters to be established in Houston.  Until that office is opened Executive may be temporarily located in other offices in the Houston area.  Until the Metairie officer is closed, Executive will be required to spend a significant proportion of his time at that office.  Travel and accommodation expenses relating to visits to that office will be considered normal business expenses.

          (i)          Relocation expenses.  In the event Executive relocates within two years of the Date of Employment to be closer to the office location, the Company will reimburse pay up to a maximum of $50,000 of the expenses associated with this move against receipts.  Expenses that may be reimbursed include realtor fees, closing costs, moving of property and payment for carpets and fixtures at the new residence.  Any reimbursements under this section will be subject to the appropriate withholdings.

          (j)          Schedule of Compensation and Benefit Plans.  Attached to this Agreement is a schedule of the compensation and benefit plans by name or description that the   Company and Executive understand and intend to cover Executive.  The terms and provisions of the items listed on the Schedule, as modified by this Agreement, are incorporated herein by reference (whether or not the actual plan documents are attached as exhibits) and are contractual by and between Company and Executive.

           1.3 Extent of Services; Conflicts of Interest.

           (a)           Executive shall devote substantially all of his working time, attention and energies to the business of the Company, and its affiliated entities.  Executive may be involved in charitable and professional activities, trade and industry associations and the like providing these do not interfere with the requirements of employment with the Company.

           (b)          During the term of his employment under this Agreement, Executive shall not, directly or indirectly, without the prior consent of the Chief Executive Officer of Company, render any services to any other person or entity or acquire any interests of any type in any other entity, that might be deemed in competition with the Company or any of its subsidiaries or affiliates or in conflict with his position, provided, however, that the foregoing shall not be deemed to prohibit Executive from (a) acquiring, solely as an investment, any securities of a partnership, trust, limited liability company, corporation or other entity (i) so long as he remains a passive investor in such entity, and  (ii) so long as he does not become part of any control group thereof,  or (b) serving as a consultant, advisor or director of any corporation which has a class of outstanding equity securities registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”), and which is not in competition with the Company or any of its subsidiaries or affiliates.

          (c)          Executive shall execute simultaneously with this Agreement, the two Unfair Competition, Confidentiality and Non-Competition Agreements attached as Appendix A and Appendix B.

          (d)          The Company shall execute simultaneously with this Agreement the Indemnification Agreement attached as Appendix C.

          1.4 Change of Control

The Company policy related to Change of Control provisions is currently under review.  At the completion of that review, the Executive will receive Change of Control terms, if any, no less favorable than other Officers of the Company.

2.  Termination of Employment.

           2.1 Termination.   Executive’s employment by the Company shall be terminated (1) automatically, upon the death or disability (as defined below), of Executive, or (2) at the election of Executive upon 30 days written notice to the Company by Executive for Good Reason (as defined below) or his voluntary resignation at his election and without Good Reason, (3) by the Company for Cause (as defined below), (4) by the Company without Cause, or (5) at the end of the Employment Term as defined in Section 1.1(a).

           2.2 Early Termination.   If Executive’s employment is terminated by Executive at any time before the end of the Employment Term for any reason other than for Good Reason, Executive shall be entitled to receive only (i) his Base Salary and other earned compensation through the date of termination and (ii) such stock options, share awards, and grants as shall have fully vested before the date of termination.

           2.3 Termination by Executive for Good Reason or by Company without Cause.   If Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then Executive shall be entitled to receive:  (i)  in a lump sum payment within thirty (30) days of the date of termination, an amount equal to the greater of (A) Executive’s current annual Base Salary as provided herein plus Target Award incentive (50%) for the remaining  period of the Initial Term or (B) Executive’s current annual Base Salary as provided herein plus Target Award incentive (50%) for one year; (ii) full vesting of all time related Options and restricted stock awarded at commencement of employment, provided however, there will be no vesting of annual stock awards in the post-employment exercise period in accordance with the Plans; (iii) the Company will pay the COBRA premium to continue the same coverage under the Company’s group medical insurance program period for the greater of the remaining period of the Employment Term or twelve (12) months  subject to an overall maximum of eighteen (18) months and; (iv) direct payment by the Company for the costs of outplacement services obtained by the Executive within the one (1)  year period after termination, not to exceed $20,000.

           2.4 Termination for Cause.  If Executive’s employment is terminated at any time during the Employment Term for Cause (as defined herein), then Executive shall be entitled to receive only (i) his Base Salary through the date of termination and (ii) such stock options, restricted stock awards, and grants as shall have fully vested before the date of termination.  In any such event, Executive shall be ineligible for and shall forfeit all rights with respect to options and grants that have not vested as of the time of termination for Cause.

           2.5 Termination as a Result of Death.  If Executive dies during the Employment Term, the Company shall pay to Executive’s surviving spouse or such other person or estate as the Executive may from time to time designate by written notice to the Company, or such other person as may be required by law, the Company will pay the following amounts:  (i) any unpaid Base Salary or other compensation for services rendered to the date of death, and any unpaid expenses required to be reimbursed under this Agreement, and any earned but unpaid bonuses for any prior period; (ii) as of the date of termination by reason of Executive’s death, stock options previously awarded to Executive that have vested as of the date of death in keeping with the governing Plans.  No awards or grants contemplated by this Agreement, but not yet awarded to Executive as of the time of his death shall be granted.

           2.6 Termination as a Result of Disability.   The Company may terminate Executive’s employment hereunder upon Executive becoming “Totally Disabled.”  For purposes of this Agreement, Executive shall be considered “Totally Disabled” if Executive has been physically or mentally incapacitated so as to render Executive incapable of performing the essential functions of Executive’s position with or without reasonable accommodation.  Executive’s receipt of disability benefits for total disability under the Company’s long-term disability plan or receipt of Social Security total disability benefits shall be deemed conclusive evidence of Total Disability for purposes of this Agreement. However, in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Chief Executive Officer in good faith may determine that the Executive is disabled due to the needs of the business and the unacceptable unavailability of Executive which is expected to last for a continuous period of not less than six (6) months.  In the event of such disability, Executive will continue to receive his Base Salary for six (6) months or until benefits become payable to the Executive under the terms of the Company’s disability policy, whichever first occurs.

          2.7 No Setoff.   The Company’s obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable, or benefits to be provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains or seeks to obtain other employment.

3.        Miscellaneous Matters.

           3.1 Exclusive Dispute Resolution Procedure.   In the event either party contends the other has not complied with a provision of this Agreement or asserts any claims under ERISA, other than the Non-Compete Agreements (which are specifically excluded from this procedure), prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time.  If the Company is disputing amounts that Executive contends are due to him, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Executive.  The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period.  Following such attempts to resolve any such dispute, either party may require arbitration of the other.  In order to do so, the request must be timely made, in writing, and delivered to the other party (Executive or the Chief Executive Officer) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above.  The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the Company’s headquarters are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act, which shall govern all applicable benefits issues, in keeping with the above required procedure. The arbitration proceedings shall be governed by the then current Commercial Arbitration Rules of the American Arbitration Association.   If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative.  The legal expenses of each party shall be borne by them respectively.  However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties.  The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction.  The arbitrator to which any such dispute shall be submitted in accordance with the provision of this Article shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement.

           3.2 Headings.   Section and other headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

           3.3 Notices.   Any notice, communication, request, reply or advice (here severally and collectively called “ Notice ”) required or permitted to be given under this Agreement must be in writing and is effectively given by deposit in the same in the United States mail, postage pre-paid and registered or certified with return receipt requested, by national commercial courier for next day delivery, or by delivering in person the same to the address of the person or entity to be notified.  Notice deposited in the mail in the manner herein above described shall be effective 48 hours after such deposit, Notice sent by national commercial courier for next day delivery shall be effective on the date delivered, and Notice delivered in person shall be effective at the time of delivery.  For purposes of Notice, the address of the parties shall, until changed as hereinafter provided, be as follows:

(a)	If to the Company :

Newpark Resources, Inc.
3850 Causeway Blvd., Suite 5770
Metairie, LA 70002-1752
Attention: Chief Executive Officer

or at such address as the Company may have advised Executive in writing; and

(b)	If to Executive:

Mark Airola

or at such other address as Executive may have advised the Company in writing.

           3.4 Waiver.   The failure by any party to enforce any of its rights under this Agreement shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party.  Waiver of any one breach shall not be deemed to be a waiver of and other breach of the same or any other provision of this Agreement.

           3.5 Choice of Law.   The validity of the agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas without regard to choice of law principles.

           3.6 Invalidity of Provisions.   If any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected.  To the extent that any provision of this Agreement is adjudicated to be invalid, illegal or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

           3.7 Entire Agreement; Written Modifications.   This Agreement, the Non-Compete Agreements, and the specific documents referred to and incorporated herein by reference (whether or not copies thereof are attached to this Agreement)  together contain the entire agreement between the parties and supersedes all prior or contemporaneous representations, promises, understandings and agreements between Executive and the Company.

           3.8 No Assignments; Assumption by Successor.   This Agreement is personal to the Company and the Executive and may not be assigned by either party without the prior written consent of the other.  The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to (i) expressly assume and agree to perform this Agreement in the same manner and the same extent the Company would be required to perform it as if no such succession had taken place; and (ii) notify the Executive of the assumption of this Agreement within ten days of such assumption.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be considered a Good Reason for the Executive to resign from the Company.   As used in this Agreement, Company shall mean Newpark Resources, Inc., and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law or otherwise.  However, this agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators’ successors, heirs, and distributes, devisees, and legatees.

           3.9 Attorney’s Fee s.  The prevailing party in any action brought to enforce this Agreement shall be entitled, in addition to such other relief that may be granted, to a reasonable sum for attorney’s fees and costs incurred by such party in enforcing or defending against an action to enforce this Agreement.

           3.10 Definitions.  In this Agreement:

           (a)  “Cause” when used with reference to termination of the employment of Executive by the Company for “Cause”, shall mean:

(1)	Executive’s conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act on the Executive’s part constituting a felony; or

(2)	Dishonesty; willful misconduct or gross neglect by Executive of his obligations under this Agreement that results in material injury to the Company;

(3)	Appropriation (or an overt act attempting appropriation) by Executive of a material business opportunity of the Company;

(4)	theft, embezzlement or other similar misappropriation of funds or property of the Company by Executive; or

(5)

the failure of Executive to follow the reasonable and lawful written instructions or policy of the Company with respect to the services to be rendered and the manner of rendering such services by Executive provided Executive has been given reasonable and specific written notice of such failure and opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 90 days, after such notice.

           (b)  “ Good Reason ” means any of the following:

(1)	the Company adversely changes Executive’s title or changes in any material respect the responsibilities, authority or status of Executive without prior notice and acceptance;

(2)

the substantial or material failure of the Company to comply with its obligations under this Agreement or any other agreement that may be in effect that is not remedied within a reasonable time after specific written notice thereof by Executive to the Company;

(3)	the diminution of the Executive’s salary and or a material diminution of the Executive’s benefits without prior notice and acceptance;

(4)	the failure of the Company to obtain the assumption of this Agreement by any successor or assignee of the Company

(5)	Requiring Executive to relocate more than 50 miles from Houston, Texas

(6)

provided that in any of the above situations, Executive has given reasonable and specific written notice to the Chief Executive Officer of such failure and the Company has been given a reasonable opportunity to cure and no cure has been effected or initiated within a reasonable time after such notice.

Executed as of the date first written above.

Signed:	/s/ Mark Airola	Signed:	/s/ Paul L. Howes

	Mark Airola (Executive)		Paul L. Howes
President & Chief Executive Officer
Newpark Resources, Inc

Witness:		Witness:	/s/ Jeana Benson

	Name:		Name: Jeana Benson

APPENDIX A

ANCILLARY LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

          THIS LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (this “ Ancillary Agreement ”) dated and effective as of  October 2, 2006 is made by Mark Airola (“ Executive ”) and Newpark Resources, Inc.  (the “ Company ”).

RECITALS:

           WHEREAS , Executive and the Company have entered into an Agreement dated this date (the “ Employment Agreement ”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and

           WHEREAS , pursuant to the Employment Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and

           NOW, THEREFORE , in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:

           1.          Definitions.   Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.

           2.          Confidentiality.   Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Environmental Services, SOLOCO, Newpark Canada, and Newpark Water (the “ Related Entities ” or referred to collectively with Newpark Resources as the “ Company ”) he has in the past received, and may in the future receive, certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “ Confidential Information ”) which the Company desires to protect.  Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.  On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.

           3.          Specific Covenants.

                       (a)         This Agreement.   The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.

                      (b)          Company Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Company are the Company’s property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company.  Included in the above are all such data that Executive had access to, over, or possessed.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.

                       (c)          Confidential Information; Non-Disclosure.   Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company’s businesses and their methods and operations.  For purposes of this Agreement, “ Confidential Information ” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.

                      (d)          Unfair Competition Restrictions.   Executive agrees that for a period of twenty- four (24) months following the date of his termination (“ Restricted Term ”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of New Orleans and its surrounding parishes, and in those cities or parishes listed in Attachment “A-1” attached hereto) (the “ Restricted Area ”) conducts or is seeking to conduct business of the same nature as the Company, including the Related Entities, do any of the following, unless expressly authorized by the Chief Executive Officer of the Company: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment.  The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.

           4.          Prohibition on Circumvention.   It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.

           5.          Proviso.   It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Chief Executive Officer of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

           6.          Non-Solicitation of Customers.   For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about; or, induce or encourage any such customer or other source of ongoing business to stop doing business with the Company.  This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.

           7.          Non-Solicitation of Employees.   For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or her employment, and will not assist any other person or entity in such a solicitation.

           8.          Non-Disparagement.   Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.

           9.          Separability of Covenants.   The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable parish in the State of Louisiana set forth in this Agreement or Attachment “A-1” hereto.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws, Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement, his Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.

           10.         Consideration.   Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 1 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.

           11.         Return of Items.  Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in the Employment Agreement.

           12.         Meaning of Certain Terms.   All non-capitalized terms in Sections 3 and 4 are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La.  R.  S.  23:921.C.  Subject to and only to the extent not consistent with the foregoing sentence, the parties understand the following phrases to have the following meanings:

                       (a)          The phrase “ carrying on or engaging in a business similar to the business of the Company ” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant (other than in connection with the private practice of law) or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity.  Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers.  In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.

                    (b)          The phrase “ a business similar to the business of the Company ” means environmental services to the exploration, production and maritime industries, mat sales and rentals, drilling fluids, and water treatment and related technology; and, heavy oil and air treatment.

                    (c)          The phrase “ carries on a like business ” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

                    (d)          All references to the Company shall also be deemed to refer to and include the Related Entities.

           13.         Reasonable Restrictions.   Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.

           14.         Entire Agreement.   Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“ Appendix B and B-1 ”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement.  This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.

          15.          Amendment.   This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.

          16.          Assignment.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned by the Company in a manner inconsistent with 3.8 of Executive’s Employment Agreement without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company, provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder.  This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.

          17.          Successors.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

          18.          Unenforceable Provisions.   If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement.  Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement.  If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.

          19.          Remedies.

                         (a)          Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages.  The parties specifically agree that the remedy of damages alone is inadequate.

                         (b)          In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease any payments under the Employment Agreement and recover all payments made to Executive under the Employment Agreement on or subsequent to the date of the failure, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.

                         (c)          Notwithstanding the foregoing subsection (b), Executive  will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating Executive if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.

          20.          Notice.   All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid.  Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive :	If to the Company :
Mark Airola	3850 Causeway Blvd., Suite 1770
Metairie, LA 70002-1752
Attn: Chief Executive Officer

Notice given by mail as set out above shall be deemed delivered only when actually received.

          21.          Descriptive Headings.   The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          22.          Governing Law.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Louisiana without regard to conflicts of law principles.

IN WITNESS WHEREOF , the parties have duly executed this Louisiana Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Signed:	/s/ Mark Airola	Signed:	/s/ Paul L. Howes

	Mark Airola (Executive)		Paul L. Howes
President & CEO
Newpark Resources, Inc

ATTACHMENT A-1 (Restricted Areas)
States and areas in which Newpark Resources, Inc. currently does business:

1.	Louisiana	5	Montana

2.	Texas	6.	Colorado

3.	Nevada	7.	South Dakota

4.	Wyoming	8.	Oklahoma

Other areas:

9.	The Gulf of Mexico, off what is commonly the “ Gulf Coast . ”

10.	Western Canada

Louisiana Parishes in which Newpark Resources, Inc currently does business:

1.	Acadia	17.	Lafayette

2.	Allen	18.	Lafourche

3.	Assumption	19.	Livingston

4.	Avoyelles	20.	Plaquemine

5.	Beauregard	21.	Pointe Coupee

6.	Bossier	22.	Rapides

7.	Calcasieu	23.	Richland

8.	Cameron	24.	St. Charles

9.	East Ascension	25.	St. James

10.	East Baton Rouge	26.	St. Landry

11.	Evangeline	27.	St. Martin

12.	Grant	28.	St. Mary

13.	Iberia	29.	St. Tammany

14.	Iberville	30.	Terrebonne

15.	Jeff Davis	31.	Vermilion

16.	Jefferson	32.	Washington

APPENDIX B

TEXAS AND NON-LOUISIANA UNFAIR COMPETITION, CONFIDENTIALITY AND
NON-COMPETITION AGREEMENT

          THIS UNFAIR COMPETITION, CONFIDENTIALITY AND NONCOMPETITION AGREEMENT (this “ Ancillary Agreement ”) dated and effective as of October 2, 2006 is made by Mark Airola (“ Executive ”) and Newpark Resources, Inc.  (the “ Company ”).

RECITALS:

          WHEREAS , Executive and the Company have entered into an Agreement dated this date (the “ Employment Agreement ”), to which this Agreement is ancillary and incorporated by reference, pursuant to which, among other things, the Company agrees to make certain payments to Executive; and

          WHEREAS , pursuant to the Employment and Settlement Agreement, the Company and Executive have agreed to enter into this Ancillary Agreement; and

          NOW, THEREFORE , in consideration of Executive’s Employment Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby covenant and agree as follows:

          1.          Definitions .   Each capitalized term not defined herein shall have the meaning assigned to that term in the Employment Agreement.

          2.          Confidentiality .   Executive acknowledges that in the course of his relationship with the Company and its related entities Newpark Drilling Fluids, Newpark Environmental Services, SOLOCO, Newpark Canada, and Newpark Water (the “ Related Entities ” or referred to collectively with Newpark Resources as the “ Company ”) he has in the past received, and may in the future receive, certain trade secrets, programs, lists of customers and other confidential or proprietary information and knowledge concerning the business of the Company and its Related Entities (hereinafter collective referred to as “ Confidential Information ”) which the Company desires to protect.  Executive understands that the information is confidential and he agrees not to reveal the Confidential Information to anyone outside the Company so long as the confidential or secret nature of the Confidential Information shall continue, other than such disclosure as authorized by the Company or is made to a person transacting business with the Company who has reasonable need for such Confidential Information.  Executive further agrees that he will at no time use the Confidential Information for or on behalf of any person other than the Company for any purpose.  Executive further agrees to comply with the confidentiality and other provisions set forth in this Agreement, the terms of which are supplemental to any statutory or fiduciary or other obligations relating to these matters.  On the termination of employment or his Employment Agreement, Executive shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his relationship with the Company or relating to the Confidential Information and Executive agrees that all such materials will at all times remain the property of the Company.

          3.          Specific Covenants .

                       (a)           This Agreement.   The terms of this Agreement constitute Confidential Information, which Executive shall not disclose to anyone other than his spouse, attorney, accountant, or as may be required by the Company or by law.

                       (b)           Company Property.   All written materials, customer or other lists or data bases, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Company are the Company’s property.  All information, ideas, concepts, improvements, discoveries, and inventions that are conceived, made, developed, or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on the Company’s premises or otherwise) which relate to the Company’s business, products, or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, recipes, inventory, prices, improvements, discoveries, and inventions are the Company’s property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data, or other Company Property to the Company.  Included in the above are all such data that Executive had access to, over, or possessed.  The Company desires by this Agreement to protect its economic investment in its current and future operations and business.

                       (c)           Confidential Information; Non-Disclosure.   Executive acknowledges and stipulates that the business of the Company is highly competitive, cost and price sensitive, and that he in connection with his work and job have had access to Confidential Information relating to the Company Resource’s businesses and their methods and operations.  For purposes of this Agreement, “ Confidential Information ” means and includes the Company’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources.  Confidential Information includes, by way of example and without limitation, the following information regarding customers, employees, contractors, its operations and its markets and the industry not generally known to the public; strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and locations; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.  Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by Company in the pursuit of its business will not cause the information to lose its protected status under this Agreement.  Executive acknowledges and stipulates that this Confidential Information constitutes a valuable, special, and unique asset used by the Company in its businesses to obtain a competitive advantage over its competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position and economic investment, as well as work for its employees.

                       (d)              Unfair Competition Restrictions.   Executive agrees that for a period of twenty-four (24) months following the date of his termination or such lesser period of time as is the maximum amount permitted by law (“ Restricted Term ”), he will not, directly or indirectly, for himself or for others, anywhere in those areas where the Company currently (including the City of Houston and its surrounding counties, and in those cities or counties or states listed in Attachment “B-1” attached hereto) (the “ Restricted Area ”) conducts or is seeking to conduct business of the same nature as Newpark Resources and its Related Entities, do any of the following, unless expressly authorized by the Chief Executive Officer of the Company: Engage in, or assist any person, entity, or business engaged in, the selling or providing of products or services that would displace the products or services that (i) the Company is currently in the business of providing and was in the business of providing, or is planning to be in the business of providing, at the time of the execution of this Agreement, or (ii) that Executive had involvement in, access to, or received Confidential Information about in the course of employment.  The foregoing is expressly understood to include, without limitation, the business of the manufacturing, selling and/or providing products or services of the same type offered and/or sold by the Company.

          4.          Prohibition on Circumvention.   It is further agreed that during the Restricted Term, Executive cannot circumvent these covenants by alternative means or engage in any of the enumerated prohibited activities in the Restricted Area by means of telephone, telecommunications, satellite communications, correspondence, or other contact from outside the Restricted Area.  Executive further understands that the foregoing restrictions may limit his ability to engage in certain businesses during the Restricted Term, but acknowledge that these restrictions are necessary to protect the Confidential Information and business interests of the Company.

          5.          Proviso.  It is agreed that these covenants do not prevent Executive from using and offering the general management or other skills that he possessed prior to receiving access to Confidential Information and knowledge from the Company.  This Agreement creates an advance approval process, and nothing herein is intended, or will be construed as, a general restriction against Executive’s pursuit of lawful employment in violation of any controlling state or federal laws.  Executive is permitted to engage in activities that would otherwise be prohibited by this covenant if such activities are determined in the sole discretion of the Board of the Company, and authorized in writing, to be of no material threat to the legitimate business interests of the Company.

          6.          Non-Solicitation of Customers.   For a period of twenty-four (24) months following Executive’s termination of employment or employment agreement, Executive agrees not to call on, service, or solicit competing business from customers of the Company, in the Restricted Area, whom he, within the previous twenty-four (24) months, (i) had or made contact with, or (ii) had access to information and files about; or, induce or encourage any such customer or other source of ongoing business to stop doing business with the Company.  This provision does not prohibit Executive from managing or providing other services or products that are not a product or services currently offered by the Company.

          7.          Non-Solicitation of Employees.   For a period of twenty-four (24) months following the date of Executive’s termination of employment or employment agreement, Executive will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company, whom he had contact with, knowledge of, or association within the course of employment with the Company to discontinue his or her employment, and will not assist any other person or entity in such a solicitation.

          8.          Non-Disparagement.   Executive covenants and agrees he will not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company or its respective management or products and services.

          9.          Separability of Covenants.   The covenants contained in Section 3 herein constitute a series of separate but ancillary covenants, one for each applicable county in the State of Texas and/or each area of operation in each state, county, and area as set forth in this Agreement or Attachment “B- 1” hereto.  If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 3 exceed the time, geographic, or occupational limitations permitted by applicable law, Executive and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.  Executive and the Company further agree that the covenants in Section 3 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or Employment Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 3.

          10.         Consideration.  Executive acknowledges and agrees that no other consideration for Executive’s covenants in this Agreement, other than that specifically referred to in Section 1 of the Employment Agreement, has or will be paid or furnished to him by the Company or the Related Entities.

          11.         Return of Items.  Upon termination and/or retirement, Executive will return any computer related hardware or software, cell phone, keys, or other data or company property in his possession or control, including all customer list(s), pricing documents, etc., to the Company, except as may be specifically provided for to the contrary in Executive’s Employment Agreement.

          12.         Meaning of Certain Terms.  The parties understand the following phrases to have the following meanings:

                        (a)          The phrase “ carrying on or engaging in a business similar to the business of the Company ” includes engaging, as principal, executive, employee, agent, trustee, advisor, consultant (other than in connection with the private practice of law), or through the agency of any corporation, partnership, association or agent or agency, in any business which conducts business in competition with the Company (including its Related Entities) or being the owner of more than 1% of the outstanding capital stock of any corporation, or an officer, director, or employee of any corporation or other entity, (other than the Company or a corporation or other entity, affiliated with the Company) or a member or employee or any partnership, or an owner or employee of any other business, which conducts a business or provides a service in the Restricted Area in competition with the Company or any affiliated corporation or other entity.  Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company, or any affiliated corporation or other entity, to patronize any product or service business in competition with the Company or any affiliated corporation or other entity, (ii) canvassing, soliciting, or accepting any product or service business of the type conducted by the Company or any affiliated corporation or other entity (iii) directly or indirectly requesting or advising any current customers of the Company or any affiliated corporation or other entity, to withdraw, curtail or cancel such customer’s business with the Company or any affiliated corporation or other entity; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names or addresses of any of the current customers of the Company or any affiliated corporation or other entity or the rates or other terms on which the Company provides services to its customers.  In addition, the term includes directly or indirectly, through any person, firm, association, corporation or other entity with which Executive is now or may hereafter become associated, causing or inducing any present employee of the Company or any affiliated corporation or other entity to leave the employ of the Company or any affiliated corporation or other entity to accept employment with Executive or with such person, firm, association, corporation, or other entity.

                        (b)          The phrase “ a business similar to the business of the Company ” means environmental services to the exploration, production and maritime industries, mat sales and rentals, drilling fluids, and water treatment and related technology; and, heavy oil and air treatment.

                        (c)          The phrase “ carries on a like business ” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

                        (d)          All references to the Company shall also be deemed to refer to and include the Related Entities.

          13.         Reasonable Restrictions.   Executive represents to the Company that the enforcement of the restrictions contained in this Agreement would not be unduly burdensome to Executive and acknowledges that Executive is willing and able, subject to the Restricted Area as defined herein, to compete in other geographical areas not prohibited by this Agreement.  The parties to this Agreement hereby agree that the covenants contained in this Agreement are reasonable.

          14.         Entire Agreement.   Except with respect to the Employment Agreement executed concurrently herewith, and with respect to certain matters included in a separate Agreement being entered into between Executive and the Company on the date of this Agreement (“ Appendix B and B-1 ”), this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes and is in full substitution for any and all prior agreements and understandings whether written or oral between said parties relating to the subject matter of this Agreement.  This Agreement shall not supersede or substitute for, nor be superseded or substituted by, the Employment Agreement, but shall have full force and effect concurrently therewith.

          15.         Amendment.   This Agreement may not be amended or modified in any respect except by an agreement in writing executed by the parties in the same manner as this Agreement except as provided in Section 18 of this Agreement.

          16.         Assignment.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned by the Company in a manner inconsistent with 3.8 of Executive’s Employment Agreement without the consent of Executive in connection with the sale, transfer or other assignment of all or substantially all of the capital stock or assets of, or the merger of, the Company provided that the party acquiring such capital stock or assets or into which the company merges assumes in writing the obligations of the Company hereunder and provided further that no such assignment shall release the Company from its obligations hereunder.  This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) may not be assigned or encumbered in any way by Executive without the written consent of the Company.

          17.         Successors.   This Agreement (including, without limitation, Executive’s obligations under Sections 3 and 4) shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns.

          18.         Unenforceable Provisions.   If, and to the extent that, any section, paragraph, part, term and/or provision of this Agreement would otherwise be found null, void, or unenforceable under applicable law by any court of competent jurisdiction, that section, paragraph, part, term and/or provision shall automatically not constitute part of this Agreement.  Each section, paragraph, part, term and/or provision of this Agreement is intended to be and is severable from the remainder of this Agreement.  If, for any reason, any section, paragraph, part, term and/or provision herein is determined not to constitute part of this Agreement or to be null, void, or unenforceable under applicable law by any court of competent jurisdiction, the operation of the other sections, paragraphs, parts, terms and/or provisions of this Agreement as may remain otherwise intelligible shall not be impaired or otherwise affected and shall continue to have full force and effect and bind the parties hereto.

          19.         Remedies.

                        (a)          Executive agrees that a breach or violation of Section 3 or 4 of this Agreement by Executive shall entitle the Company as a matter of right, to an injunction, without necessity of posting bond, issued by any court of competent jurisdiction, restraining any further or continued breach or violation of such provisions.  Such right to an injunction shall be cumulative and in addition, and not in lieu of, any other remedies to which the Company may show themselves justly entitled, including, but not limited to, specific performance and damages.  The parties specifically agree that the remedy of damages alone is inadequate.

                        (b)          In the event that Executive knowingly and intentionally fails in any material respect to perform any of his material obligations under this Agreement, the Company may elect (i) to cease any payments due under the Employment Agreement and recover all payments made to Executive under the Employment Agreement on or subsequent to the date of the failure, (ii) obtain an injunction and/or (iii) exercise any and all other remedies available by law.

Notwithstanding the foregoing subsection (b), Executive  will have no liability or responsibility for: (i) inadvertent disclosure or use of the Information if (x) he uses the same degree of care in safeguarding the Information that the Company uses to safeguard information of like importance and (y) upon discovery of such inadvertent disclosure or use of such material, Executive immediately uses his best efforts, including the commencement of litigation, if necessary, to prevent any use thereof by the person or persons to whom it has been disclosed and to prevent any further incidental disclosure thereof; and (ii) , disclosure of Information (x) that is required by law, (y) that is made pursuant to a proper subpoena from a court or administrative agency of competent jurisdiction from a court or administrative agency of competent jurisdiction or (z) that is made upon written demand of an official involved in regulating Executive  if before disclosure is made, Executive immediately notifies the Company of the requested disclosure by the most immediate means of communication available and confirms in writing such notification within one business day thereafter.

          20.          Notice.   All notices, consents, requests, approvals or other communications in connection with this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly delivered, if delivered personally or sent by certified mail, postage prepaid.  Unless changed by written notice pursuant hereto, the address of each party for the purposes hereof is as follows:

If to Executive :	If to the Company :
Mr. Mark Airola	3850 Causeway Blvd., Suite 1770
Metairie, LA 70002-1752
Attn: Chief Executive Officer

Notice given by mail as set out above shall be deemed delivered only when actually received.

          21.          Descriptive Headings.   The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          22.          Governing Law.   This Appendix B shall be governed by and construed and enforced in accordance with the laws of the State of Texas (other than the choice of law principles thereof).

          IN WITNESS WHEREOF , the parties have duly executed this Unfair Competition, Confidentiality and Non-competition Agreement as of the date first above written.

Signed:	/s/ Mark Airola	Signed:	/s/ Paul L. Howes

	Mark Airola (Executive)		Paul L. Howes
President & CEO
Newpark Resources, Inc

ATTACHMENT B-1 (Restricted Areas)
Areas in which Newpark Resources, Inc. currently does business:

1.	Louisiana	5.	Wyoming

2.	Texas	6.	Utah

3.	Oklahoma	7.	Nevada

4.	Colorado	8.	Montana

Other states or areas in which Newpark Resources, Inc currently does business:

9.	Western Canada

10.	Gulf of Mexico (off the “ Gulf Coast ”)

Texas Counties in which Newpark Resources, Inc currently does business:

1.	Andrews	21.	Ector	41.	Karnes	61.	Pecos	81.	Val Verde

2.	Aransas	22.	Fayette	42.	Kenedy	62.	Polk	82.	Victoria

3.	Austin	23.	Fort Bend	43.	Kleberg	63.	Reagan	83.	Waller

4.	Bee	24.	Freestone	44.	Lavaca	64.	Reeves	84.	Washington

5.	Bienville	25.	Gaines	45.	Leon	65.	Robertson	85.	Webb

6.	Borden	26.	Galveston	46.	Liberty	66.	Roosevelt	86.	Wharton

7.	Brazoria	27.	Glasscock	47.	Limestone	67.	Rusk	87.	Winkler

8.	Brazos	28.	Goliad	48.	Live Oak	68.	San Patricio	88.	Yoakum

9.	Brooks	29.	Gregg	49.	Loving	69.	Schleicher	89.	Zapata

10.	Burleson	30.	Hardin	50.	Lubbock	70.	Scurry

11.	Calhoun	31.	Harris	51.	Marion	71.	Shelby

12.	Cameron	32.	Harrison	52.	Matagorda	72.	Snyder

13.	Chambers	33.	Hidalgo	53.	McMullen	73.	Starr

14.	Cochran	34.	Hockley	54.	Motley	74.	Sterling

15.	Colorado	35.	Houston	55.	Nacogdoches	75.	Terrell

16.	Crane	36.	Howard	56.	Navarro	76.	Terry

17.	Crockett	37.	Jackson	57.	Newton	77.	Titus

18.	Culberson	38.	Jefferson	58.	Nueces	78.	Tom Green

19.	Dewitt	39.	Jim Hogg	59.	Orange	79.	Upshur

20.	Duval	40.	Jim Wells	60.	Panola	80.	Upton